Exhibit 10.15
STREAMLINE HEALTH SOLUTIONS, INC.
DIRECTORS COMPENSATION
The Company currently pays each of the Independent Directors fees of: (i) an annual retainer of $5,000, (ii) $1,000 for each regularly scheduled Board meeting attended, and (iii) $1,000 per day for each special meeting or committee meeting attended on days when there are no Board meetings. In addition, committee chairmen are paid an annual retainer of $2,500 and the Chairman of the Board is paid an annual retainer of $5,000. Mr. Patsy is not separately compensated as a member of the Board of Directors.
In order to attract and retain high quality non-employee independent Directors, the Company currently has a policy of granting each independent Director 15,000 nonqualified stock options upon first being appointed or elected to the Board. Incumbent Directors are granted annually $25,000 in restricted stock with a one year vesting period. The options vest ratably over a three year period, and terminate between 30 and 90 days following termination as a Director. These awards are pursuant to the Company’s 2005 Incentive Compensation Plan at a value or exercise price equal to the closing price on the date the awards are approved by the Board of Directors. The Company believes that the awarding of stock options and restricted stock to Directors is a necessary component of their total compensation, including their Directors fees, and as an incentive to work to increase the Company’s operating results and stock price.

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